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                                                                     EXHIBIT 4.5

                                    AMENDMENT
                                       TO
                                WARRANT AGREEMENT

         THIS AMENDMENT is made and entered into as of May 26, 2000, by and between Big Buck Brewery & Steakhouse, Inc. (f/k/a Michigan Brewery, Inc.), a Michigan corporation (the "Company"), and Norwest Bank Minnesota, National Association, as the Warrant Agent (the "Warrant Agent").

         WHEREAS, the Company appointed the Warrant Agent to provide certain services in connection with and following the Company's initial public offering of units, each unit consisting of one share of common stock and one redeemable Class A Warrant to purchase one share of common stock ("Warrant");

         WHEREAS, the Company and the Warrant Agent entered into an agreement (the "Warrant Agreement") with respect to such appointment on June 7, 1996;

         WHEREAS, the Company has extended the expiration date of the Warrants from June 13, 2000 to December 13, 2001;

         WHEREAS, the Company wishes to amend the Warrant Agreement to correspond with the new term of the Warrants.

         NOW, THEREFORE, in consideration of the premises and agreements set forth herein, the parties hereto agree to restate (i) Sections 2.1, 2.2 and 4.1 of the Warrant Agreement as follows and (ii) Exhibit A of the Warrant Agreement as attached hereto:

         Section 2.1 EXERCISE. Any or all of the Warrants represented by each Warrant Certificate may be exercised by the holder thereof on or before 5:00 p.m., Minneapolis time, on December 13, 2001 (unless extended by the Company), by surrender of the Warrant Certificate with the purchase form, which is printed on the reverse thereof (or a reasonable facsimile thereof), duly executed by such holder, to the Warrant Agent at its principal office in South St. Paul, Minnesota. The purchase form must be accompanied by payment, in cash or by certified check payable to the Company, in an amount equal to the product of the number of shares of Common Stock issuable upon exercise of the Warrant represented by such Warrant Certificate, as adjusted pursuant to the provisions of Article III hereof, multiplied by the exercise price of $8.00, as adjusted pursuant to the provisions of Article III hereof (such price as so adjusted from time to time being herein called the "Purchase Price"), and such holder shall be entitled to receive such number of fully paid and nonassessable shares of Common Stock, as so adjusted, at the time of such exercise.

         Section 2.4 EXTENSION OF EXERCISE PERIOD; CHANGE OF EXERCISE PRICE. The Company may, upon notice given to the Warrant Agent, and without the consent of the holders of the Warrant Certificates, (a) extend the period over which the Warrants are exercisable beyond December 13, 2001, and (b) increase or decrease the Purchase Price for any period. Within a reasonable time after to the effective time of such change or extension, the Company shall provide the Warrant Agent and Warrantholders of record with written notice of any change in the Purchase Price or extension of the exercise period, as the case may be, specifying the time to which such exercise period is extended, or the new Purchase Price and the periods for which such new Purchase Price is in effect.

         Section 4.1 REDEMPTION PRICE. The Warrants may be redeemed at the option of the Company, at any time on or before December 13, 2001, upon notice as set forth in Section 4.2 and at the redemption price equal to $0.01

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per warrant, provided that (a) the last reported sale price of the Common Stock on a national securities exchange, if the Common Stock shall be listed or admitted to unlisted trading, privileges on a national securities exchange, or
(b) the closing, bid price of the Common Stock on the Nasdaq system, if the Common Stock is not so listed or admitted to unlisted trading privileges, exceeds $9.00 per share (such price subject to adjustment from time to time in the same manner as the Purchase Price pursuant to the provisions of Article III hereof) for any 20 consecutive trading days prior to the date such notice of redemption is given.

         IN WITNESS WHEREOF, this Amendment has been duly executed by the parties hereto as of the day and year first above written.

                               BIG BUCK BREWERY & STEAKHOUSE, INC.

                               By /s/ William F. Rolinski
                                 -----------------------------------------------
                                        William F. Rolinski
                                        President and Chief Executive Officer

                               NORWEST BANK MINNESOTA,
                               NATIONAL ASSOCIATION

                               By /s/ Beverly Robinson
                                 -----------------------------------------------
                                        Beverly Robinson
                                        Account Manager

                                    EXHIBIT A

             THIS WARRANT CERTIFICATE MAY BE TRANSFERRED SEPARATELY
       FROM THE COMMON STOCK CERTIFICATE WITH WHICH IT IS INITIALLY ISSUED
            VOID AFTER 5:00 P.M. MINNEAPOLIS TIME, DECEMBER 13, 2001
                WARRANT CERTIFICATE FOR PURCHASE OF COMMON STOCK

                       BIG BUCK BREWERY & STEAKHOUSE, INC.
              INCORPORATED UNDER THE LAWS OF THE STATE OF MICHIGAN

NO._________________                   CERTIFICATE FOR__________________WARRANTS

THIS CERTIFIES THAT                                    WARRANT CUSIP 089072 11 0

or registered assigns is the owner of the number of Warrants specified above, of which each entitles the holder to purchase one fully paid and nonassessable common share, $.01 par value per share, of Big Buck Brewery & Steakhouse, Inc., a Michigan corporation (the "Company"), at any time on or before 5:00 P.M., Minneapolis time, on December 13, 2001 (the "Expiration Date"), upon compliance with and subject to the conditions set forth herein and in the Warrant Agreement, at a purchase price per common share (the "Warrant Price") of $8.00 for exercise of any Warrant on or before 5:00 P.M., Minneapolis time, on the Expiration Date.

         The Warrants represented hereby are exercisable upon presentation and surrender of this Warrant Certificate, with the election to purchase on the reverse hereof duly executed, at the corporate trust office of the Warrant Agent, and upon payment in full of the Warrant Price for the shares of Common Stock purchasable on such exercise, in U.S. currency, either in cash, certified check or bank cashier check, payable to order of the Company.

         This Warrant Certificate is issued under, and the rights represented hereby are subject to, the terms and provisions of the Warrant Agreement dated as of June 7, 1996, between the Company and the Warrant Agent, and reference is hereby made to the Warrant Agreement for a more complete statement of the rights and limitations of the rights of the registered holder hereof, the rights and duties of the Warrant Agent, and the rights and obligations of the Company thereunder, to all of which terms and provisions the registered holder of this Warrant Certificate consents by acceptance hereof. Copies of the Warrant Agreement are on file at the corporate trust office of the Warrant Agent, and may be obtained by written request to the Warrant Agent.

         The number of shares purchasable upon exercise of each Warrant represented by this Certificate, and the Warrant Price therefor, are subject to adjustment from time to time as set forth in the Warrant Agreement. Except as provided in the Warrant Agreement, no adjustment shall be made for dividends or distributions on any shares issuable upon exercise of any Warrant represented hereby.

         The Warrants represented hereby are exercisable at the election of the registered holder hereof either as an entirety or from time to time for part only (in whole shares) of the number of shares specified herein and, in the event that this Warrant Certificate is exercised in respect of less than all of such shares, a new Warrant Certificate or Certificates will be issued on such surrender for the number of Warrants represented hereby which were not so exercised. The Company shall not be required upon the exercise of the Warrants represented hereby to issue any fractions of shares, but shall make an adjustment therefor in cash on the basis set forth in the Warrant Agreement.

         Prior to the exercise of any Warrant represented hereby, the holder hereof shall not be entitled to any rights of a stockholder of the Company, including without limitation the right to vote, to receive dividends and other distributions, to exercise any preemptive right, or to receive any notice of or to attend any meeting of holders of Common Stock or any other proceedings of the Company except as provided in said Warrant Agreement.

         The Company has the right to redeem these Warrants for $.01 per Warrant upon 30 days' written notice to holders thereof, at their last registered addresses, if the high closing bid price of the Company's common shares (as reported by NASDAQ or as otherwise computed in accordance with the Warrant Agreement) has exceeded $9.00 (adjusted for certain events described in the Warrant Agreement) for 20 consecutive business days prior to the call notice, and in accordance with the other redemption terms contained in the Warrant Agreement. Warrants may be exercised by holders thereof during such 30-day redemption notice period. If notice of redemption shall have been given as provided in the Warrant Agreement and cash sufficient for the redemption deposited by the Company for that purpose, the exercise rights of the Warrants identified for redemption shall expire at the close of trading on such date of redemption unless extended by the Company.

         The Warrants represented hereby are transferable upon surrender of this Warrant Certificate at the corporate trust office of the Warrant Agent by the registered holder hereof in person or by attorney duly authorized in writing, but only in the manner of and subject to the limitations provided in the Warrant Agreement, and upon any such transfer, a new Warrant Certificate or Certificates representing the same number of Warrants will be issued to the transferee in exchange for this Warrant Certificate.

         Prior to due presentment for registration of this Warrant Certificate, the Company and the Warrant Agent may deem and treat the registered holder hereof as the absolute owner hereof and of each Warrant represented hereby (notwithstanding any notation of ownership or other writing hereon made by anyone other than the Company or the Warrant Agent) for all purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

         Common shares may not be issued to the registered holder hereof upon exercise of Warrants represented hereby if, at the time of exercise, a registration statement with respect to such common shares is not effective under the Securities Act of 1933, as amended, or if the common shares underlying the Warrants are not qualified or exempt in the state wherein the registered holder hereof resides.

         This Warrant Certificate shall be void and the Warrants and any rights represented hereby shall cease unless exercised on or before 5:00 P.M., Minneapolis time, December 13, 2001, unless extended by the Company. This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent.

         IN WITNESS WHEREOF, Big Buck Brewery & Steakhouse, Inc. has caused this Warrant Certificate to be duly executed by facsimile signatures of the Company's duly authorized officers.

Dated:

BIG BUCK BREWERY & STEAKHOUSE, INC.

By
   ---------------------------------------------
     President

Attest:
       -----------------------------------------
      Secretary

Countersigned

NORWEST BANK MINNESOTA, N.A.
     Warrant Agent

By
   ---------------------------------------------
     Authorized Signature